Exhibit 10.9

AGREEMENT AND PLAN OF MERGER

among

APPLIANCE RECYCLING CENTERS OF AMERICA, INC., as the PARENT

APPLIANCE RECYCLING ACQUISITION CORP., as the MERGER SUB,

GEOTRAQ INC., as the COMPANY,

the STOCKHOLDERS of GEOTRAQ INC.,

and

the STOCKHOLDERS’ REPRESENTATIVE

August 18, 2017

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Index of Exhibits

Exhibit A – Form of Certificate of Designation

Exhibit B – Form of Closing Payment Certificate

Exhibit C – Form of Employment Agreement

Exhibit D – Form of Promissory Note

Exhibit E – Directors and Officers of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 18, 2017, is entered into by and among Appliance Recycling Centers of America, Inc., a Minnesota corporation (the “Parent”), Appliance Recycling Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), GeoTraq Inc., a Nevada corporation (the “Company”), the undersigned stockholders of the Company (each, a “Stockholder,” and, collectively, the “Stockholders”), and the Stockholders’ Representative (as defined below).

RECITALS

WHEREAS, (i) the respective Boards of Directors of the Parent (including a special committee of its Board of Directors that was formed specifically to review and evaluate the Merger (as defined below)), the Merger Sub, and the Company have deemed it advisable and in the best interests of their respective stockholders that the Company be acquired by the Parent, which acquisition is to be effected by the merger of the Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of the Parent (the “Merger”), on the terms and subject to the conditions set forth herein, (ii) such Boards of Directors have approved this Agreement and the Merger, (iii) the Board of Directors of the Company (the “Company Board”) has recommended the approval of this Agreement and the Merger by the Stockholders, and (iv) the Board of Directors of the Parent (the “Parent Board”) will recommend the approval of the Series A Preferred Convertible Terms (as defined below) by the shareholders of the Parent;

WHEREAS, the Stockholders own all of the issued and outstanding Company Shares (as defined below) and, by their execution of this Agreement, hereby approve this Agreement, the Merger, and the transactions contemplated hereby by written consent in accordance with the applicable provisions of the NRS (as defined below);

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.20.

“Aggregate Note Amount” means $800,000, constituting the sum of the initial principal amounts of the Promissory Notes.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Audited Financials” has the meaning set forth in Section 5.13.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, or other similar agreement, plan, policy, program, or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in the State of Minnesota or the State of Nevada are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Consideration” means an amount in cash equal to $1,000,000.

“Certificate of Designation” means the Certificate of Designation for Series A Preferred Stock in the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

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“Closing Indebtedness Amount” means, as of immediately prior to the Effective Time, the aggregate amount of Indebtedness of the Company, including all accrued and unpaid interest, prepayment penalties or fees, and other unpaid fees and expenses payable in respect of such Indebtedness through the Effective Time.

“Closing Payment Certificate” means a certificate, in the form attached hereto as Exhibit B, signed by the Company and the Stockholders, dated the Closing Date, that sets forth (a) an itemized list of the Closing Indebtedness Amount or, if none, a statement to that effect, (b) the amount of Company Transaction Expenses remaining unpaid as of immediately prior to the Effective Time or, if none, a statement to that effect, and (c) the number of issued and outstanding Company Shares held by each Stockholder, together with each Stockholder’s Pro Rata Share of the Merger Consideration (as a percentage interest) and the Parent Preferred Shares, the respective amounts of the Earnest Money Deposit Amount paid the Stockholders prior to the date hereof, and the respective initial principal amounts payable to the Stockholders under the Promissory Notes, which initial principal amounts in the aggregate will not exceed the Aggregate Note Amount. The Parent will be entitled to rely conclusively on the amounts and other information set forth in the Closing Payment Certificate.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant thereto.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Business Plan” has the meaning set forth in Section 5.14.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

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“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Company or (b) the ability of the Company or any Stockholder to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Shares” means shares of Company Common Stock.

“Company Transaction Expenses” means all (a) costs, fees, and expenses incurred (whether or not invoiced or accrued) by the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including investment bankers, brokers, lawyers, and accountants) arising out of, relating to, or incidental to the discussion, evaluation, negotiation, and documentation of the transactions contemplated hereby; (b) transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date; and (c) severance payments that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.09(b).

“D&O Tail Policy” has the meaning set forth in Section 5.09(c).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Earnest Money Deposit Amount” has the meaning set forth in Section 2.08(d).

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“Effective Time” has the meaning set forth in Section 2.04.

“Employment Agreement” means the Employment Agreement between the Company and Gregg Sullivan, in the form attached hereto as Exhibit C.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to the Company, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit, or similar facilities, (g) all obligations under any interest rate, currency swap, or other hedging agreement or arrangement, (h) all obligations in the nature of guarantees made by the Company on behalf of any third party in respect of the obligations described in clauses (a) through (g), above, and (i) any unpaid interest or prepayment, exit, or rescheduling or other penalties, premiums, costs, and/or fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 8.05.

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“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 6.04(b).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any Stockholder or any director, officer, or manager of any Stockholder or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“NRS” shall mean the Nevada Revised Statutes, as amended.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation, or association and its partnership agreement (in each case, limited, limited liability, general, or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general, or otherwise), limited liability company, or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.17(a).

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.17(a).

“Parent Common Stock” means the common stock, no par value, of the Parent.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Parent or (b) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parent operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.02 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Parent compared to other participants in the industries in which the Parent conducts its businesses.

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“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Preferred Shares” has the meaning set forth in Section 2.08(a).

“Parent Preferred Stock” means the preferred stock of the Parent.

“Parent Proxy Statement” means, collectively, the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy, to be filed with the SEC and transmitted to the shareholders of the Parent in connection with the Parent Shareholders Meeting.

“Parent SEC Reports” has the meaning set forth in Section 4.07(b).

“Parent Shareholders Meeting” means an annual meeting of the shareholders of the Parent, one of which items thereat will be to consider the approval of the Series A Preferred Convertible Terms.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Promissory Notes” means, collectively, the Promissory Notes, substantially in the form of the Promissory Note attached hereto as Exhibit D, each to be executed by the Parent at Closing and delivered to the Stockholders.

“Pro Rata Share” means, with respect to any Stockholder, such Stockholder’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Company Shares owned of record by such Stockholder as of immediately prior to the Effective time, by (b) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Required Parent Shareholder Approval” means the approval of the shareholders of the Parent required by applicable Law or stock exchange requirements of the Series A Preferred Convertible Terms.

“Restricted Business” means any business that would be directly or indirectly competitive with the Company as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Convertible Terms” means the terms set forth in the Certificate of Designation, pursuant to which, subject to the approval by the shareholders of the Parent of the Series A Preferred Convertible Terms, the shares of Series A Preferred Stock are convertible into shares of Parent Common Stock.

“Series A Preferred Stock” means the Parent Preferred Stock designated as “Series A Convertible Preferred Stock” and having the rights, preferences, and privileges set forth in the Certificate of Designation.

“Stockholder” and “Stockholders” have the respective meanings set forth in the preamble to this Agreement.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholders’ Representative” means Gregg Sullivan.

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means all national or multinational, federal, state, local, foreign, and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales and use, goods and services, harmonized sales, use, employment, franchise, profits, gains, property (real or personal), transfer, payroll, social security contributions, Medicare, Medicaid, license, severance, occupation, premium, windfall profits, environmental, capital stock, withholding, unemployment, disability, registration, value added, estimated, alternative or add on minimum, intangibles, and other taxes, fees, tariffs, stamp taxes, duties (including any customs duties, tariffs, fees and processing charges), charges, levies, or assessments of any kind whatsoever (whether payable directly or by withholding), whether disputed or not, together with any interest and any penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of a tax sharing, tax allocation, or tax indemnification contract, or as a result of being liable for another Person’s taxes, as a transferee or successor, by contract or otherwise.

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“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Territory” means each state and territory of the United States of America.

“Third-party Claim” has the meaning set forth in Section 8.05(a).

ARTICLE II
the merger

Section 2.01      The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the NRS, at the Effective Time, (a) the Merger Sub shall merge with and into the Company and (b) the separate corporate existence of the Merger Sub shall cease and the Company shall continue its corporate existence under Nevada law as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly-owned subsidiary of the Parent. The Merger shall have the effects set forth in the applicable provisions of the NRS.

Section 2.02      Closing. Subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents on the date hereof (the “Closing Date”) and shall be effective after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived.

Section 2.03      Closing Deliverables.

(a)             At or prior to the Closing, the Company shall deliver to the Parent the following:

(i)              the Employment Agreement duly executed by the Company and Gregg Sullivan;

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(ii)            [intentionally omitted];

(iii)          a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) has been satisfied;

(iv)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(vi)           a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of Nevada;

(vii)         at least one Business Day prior to the Closing Date, the Closing Payment Certificate;

(viii)       a certificate from the Company, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)); and

(ix)           such other documents or instruments as the Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)             At the Closing, the Parent shall deliver:

(i)              to each Stockholder (and subject to Section 2.09(b)):

(A)           his or it respective Promissory Note; and

(B)           stock certificates representing such Stockholder’s Pro Rata Share of Parent Preferred Shares issuable pursuant Section 2.08(a) and in accordance with the Closing Payment Certificate.

(ii)            [intentionally omitted].

(iii)          to the Company:

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(A)           a certificate, dated the Closing Date and signed by a duly authorized officer of the Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied;

(B)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Parent and the Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the Parent Board and the Board of Directors of the Merger Sub authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(C)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Parent and the Merger Sub certifying the names and signatures of the officers of the Parent and the Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder; and

(D)           such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04      Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company, the Parent, and the Merger Sub shall cause Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS and shall make all other filings or recordings required by the NRS in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada in accordance with the NRS or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.06      Articles of Incorporation; Bylaws. At the Effective Time, (a) the Articles of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (b) the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation, or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

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Section 2.07      Directors and Officers. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit E hereto until their respective successors have been duly elected or appointed and qualified or until their respective earlier death, resignation, or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 2.08      Effect of the Merger on Capital Stock of the Company and the Merger Sub; Earnest Money Deposit. At the Effective Time, as a result of the Merger and without any action on the part of the Parent, the Merger Sub, the Company, or any Stockholder:

(a)             Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a proportionate share of the Merger Consideration. For purposes of this Agreement, “Merger Consideration” means the sum of the following: (i) the Earnest Money Deposit Amount, plus (ii) the Aggregate Note Amount, plus (iii) 288,588 shares of the Series A Preferred Stock (the “Parent Preferred Shares”). No fractional Series A Preferred Stock shall be issued as a result of the Merger. If any fractional Series A Preferred Stock would otherwise result from the Merger, the number of securities required to be issued to the applicable Stockholder shall be rounded to the nearest whole number of Parent Preferred Shares.

(b)             Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(c)             Treasury Stock. Any Company Shares held by the Company as treasury shares or by the Parent immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(d)             Earnest Money Deposit. The parties hereto acknowledge and agree that, prior to the execution of this Agreement, the Parent delivered to the Stockholders the aggregate amount of $200,000 in cash (the “Earnest Money Deposit Amount”) by wire transfer of immediately available funds or by certified check. At the Closing, the Earnest Money Deposit Amount shall be retained by the Stockholders as a portion of their Merger Consideration.

Section 2.09      Surrender and Payment.

(a)             At the Effective Time, all Company Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and each Stockholder (and any other holder of a certificate formerly representing any Company Shares) shall cease to have any rights as a stockholder of the Company.

(b)             The Parent shall, no later than the later of (i) the Closing Date or (ii) three Business Days after receipt from a Stockholder of a stock certificate or certificates representing such Stockholder’s Company Shares, together with any other customary documents that the Parent may reasonably require in connection therewith, pay to such Stockholder such Stockholder’s Pro Rata Share of the Merger Consideration not previously paid to such stockholder and such stock certificate(s) shall forthwith be cancelled. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any stock certificate representing Company Shares. Until so surrendered, each outstanding stock certificate that prior to the Effective Time represented Company Shares shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(a).

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Section 2.10      No Further Ownership Rights in Company Shares. All Merger Consideration paid or payable upon the surrender of stock certificates formerly representing Company Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Shares formerly represented by such stock certificates, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation.

Section 2.11      Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.12      Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Parent made such deduction and withholding.

Section 2.13      Tax-Free Merger. The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

Section 2.14      Waiver of Dissenters’ Rights. Each Stockholder hereby waives any rights of dissent or other similar rights that such Stockholder may have as a result of, or otherwise in connection with, the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE III
Representations and warranties of THE company and the stockholders

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules that relates to such Section or in another Section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company and the Stockholders, jointly and severally (except in respect of Section 3.01 and Section 3.22, which representations and warranties are made by each of the Stockholders, severally and not jointly, as to itself or himself and not by the Company), represent and warrant to the Parent and the Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof.

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Section 3.01      Authority of the Stockholders; No Conflicts or Consents in Respect of the Stockholders.

(a)             Each Stockholder has full capacity, power, and authority to enter into this Agreement and to carry out his or its obligations hereunder. This Agreement has been duly executed and delivered by each Stockholder and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of each Stockholder enforceable against such Stockholder in accordance with its terms.

(b)             The execution, delivery, and performance by each Stockholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Stockholder; or (iii) require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which any Stockholder is a party or by which any Stockholder is bound or to which any of its or his properties and assets are subject. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to any Stockholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.02      Organization and Qualification of the Company; Authority of the Stockholders.

(a)             The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Company Material Adverse Effect.

(b)             The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote or consent of the Stockholders representing a majority of the outstanding Company Shares is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

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(c)             The Company Board, by resolutions duly adopted by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of the NRS, (iii) directed that this Agreement and the Merger be submitted to the Stockholders for their approval, and (iv) recommended that the Stockholders approve this Agreement and the Merger.

Section 3.03      Capitalization.

(a)             The authorized capital stock of the Company consists of 75,000 Company Shares, of which 100 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares are (i) duly authorized, are validly issued, fully paid, and non-assessable; (ii) not subject to any preemptive rights created by statute, the Organizational Documents of the Company, or any agreement to which the Company or any Stockholder is a party; (iii) free and clear of any Encumbrances; and (iv) owned of record and beneficially by the Stockholders in the respective amounts set forth in Section 3.03(a) of the Disclosure Schedules.

(b)             All of the issued and outstanding Company Shares were issued in compliance with applicable Laws. The issued and outstanding Company Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Stockholder or the Company is a party.

(c)             No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding. There is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company, or to grant, any warrant, option, convertible or exchangeable security, or other such right. There are no declared or accrued unpaid dividends with respect to any Company Shares. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares. No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.

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(d)             All distributions, dividends, repurchases, and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Organizational Documents of the Company then in effect, any agreement to which the Company then was a party, and in compliance with applicable Law.

(e)             There are no shares of treasury stock held by the Company.

Section 3.04      No Subsidiaries. The Company does not own, have any interest in any shares of, or have an ownership interest in, any other Person.

Section 3.05      No Conflicts or Consents in Respect of the Company. The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which the Company is a party or by which the Company is bound or to which any its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada.

Section 3.06      Financial Statements.

(a)             Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2016 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the year then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three- and six-month periods then ended (the “Interim Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”) have been delivered to the Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of all of the Financial Statements, the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP. There are no off balance sheet transactions, arrangements, or obligations of or involving the Company.

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(b)             The Company makes and keeps accurate financial books and records reflecting its assets and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (c) access to the assets of the Company is permitted only in accordance with management’s authorization; (d) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals; and (e) accounts are recorded accurately in all material respects and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis. There are no significant deficiencies or material weaknesses in either the design or operation of internal controls of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize, and report financial information in a materially accurate manner.

(c)             The financial books and records of the Company are sufficient such that the Financial Statements can be audited without a scope limitation, by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board, which audited Financial Statements can be included in the Current Report on Form 8-K of the Parent to be filed after the Closing that describes the transactions herein and thereafter can be consolidated into the Parent’s periodic reports to be filed under the Exchange Act.

Section 3.07      Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.08      Absence of Certain Changes, Events, and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)             event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(b)             amendment of the Organizational Documents of the Company;

(c)             split, combination, or reclassification of any shares of its capital stock;

(d)             issuance, sale, or other disposition of, or creation of any Encumbrance on, any shares of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares of its capital stock;

(e)             declaration or payment of any dividends or distributions on or in respect of any shares of its capital stock or redemption, purchase, or acquisition of any shares of its capital stock;

(f)              material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)             entry into any Contract that would constitute a Material Contract;

(h)             incurrence, assumption, or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)              transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(j)              transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)             material damage, destruction, or loss (whether or not covered by insurance) to its property;

(l)              any capital investment in, or any loan to, any other Person;

(m)           acceleration, termination, or cancellation of, or material modification to, any material Contract (including any Material Contract) to which the Company is a party or by which it is bound;

(n)             any material capital expenditures;

(o)             imposition of any Encumbrance upon any of the Company’s properties, capital stock, or assets, tangible or intangible;

(p)             (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

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(q)             hiring or promoting any person as or to an officer or any key employee below officer except to fill a vacancy in the ordinary course of business;

(r)              adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan, or (iii) collective bargaining agreement, in each case whether written or oral;

(s)             any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers, and employees;

(t)              entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)             except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)             purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(x)             action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent in respect of any Post-Closing Tax Period; or

(y)             any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09      Material Contracts.

(a)             Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Company IP Agreements required to be set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

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(i)              each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)            all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, equity, or assets of any other Person (whether by merger, sale of stock, or other equity interests, sale of assets, or otherwise);

(v)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, and advertising Contracts to which the Company is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and that are not cancellable without material penalty or without more than 90 days’ notice;

(vii)         all Contracts relating to Indebtedness of the Company;

(viii)       all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix)           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)             any Contract to which the Company is a party that provides for any joint venture, partnership, or similar arrangement by the Company;

(xi)           all Contracts between or among the Company, on the one hand, and any Stockholder or any Affiliate of any Stockholder, on the other hand;

(xii)         all collective bargaining agreements to which the Company is a party; and

(xiii)       any other Contract that is material to the Company and not previously required to be disclosed pursuant to this Section 3.09(a).

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(b)             Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Parent.

Section 3.10      Title to Assets; No Real Property.

(a)             The Company has good and valid title to all personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for liens for Taxes not yet due and payable and for which adequate reserves have been set aside by the Company (“Permitted Encumbrances”):

(b)             The Company does not own or lease any real property.

Section 3.11      Condition and Sufficiency of Assets. The items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, properties, and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12      Intellectual Property.

(a)             Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property (including software) that is not registered but that is material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b)             Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided the Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

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(c)             The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided the Parent with true and complete copies of all such agreements.

(d)             The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)             The Company’s rights in the Company Intellectual Property are valid, subsisting, and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)              The conduct of the Company’s business as currently and formerly conducted, and the products, processes, and services of the Company, have not infringed, misappropriated, diluted, or otherwise violated, and do not and will not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company Intellectual Property.

(g)             There are no Actions (including any oppositions, interferences, or re-examinations) settled, pending, or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

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Section 3.13      Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.14      Legal Proceedings; Governmental Orders.

(a)             There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets or (b) against or by the Company that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)             There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.

Section 3.15      Compliance With Laws; Permits.

(a)             The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)             All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.

Section 3.16      Employee Matters.

(a)             All compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors, or consultants of the Company for services performed have been paid in full and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses. The employment of each employee of the Company is terminable at the will of the Company. Upon termination of the employment of any such employees, no severance or other payments will become due. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. The Company is not, and has not been, a party to, bound by, or negotiating, any collective bargaining agreement or other Contract with a union, works council, or labor organization.

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(b)             No Benefit Plan is or has been maintained or sponsored by, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which the Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

(c)             Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment or (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual.

Section 3.17      Taxes.

(a)             All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid or, in the case of Taxes that are not yet due and payable as of the Closing Date, accrued.

(b)             The Company has withheld and paid each Tax required to have been withheld and paid (or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Taxing Authority) in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)             No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)             No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)             The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f)              Section 3.17(f) of the Disclosure Schedules sets forth:

(i)              the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)            those years for which examinations by the Taxing Authorities have been completed; and

(iii)          those taxable years for which examinations by Taxing Authorities are presently being conducted.

(g)             All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.

(h)             The Company is not a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority.

(i)              The Company has delivered to the Parent copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(j)              There are no Encumbrances for Taxes upon the assets of the Company (other than for current Taxes not yet due and payable and for which adequate reserves have been set aside by the Company).

(k)             The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement or any similar agreement.

(l)              No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any Taxing Authority with respect to the Company.

(m)           The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

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(n)             The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)              any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)            an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)          a prepaid amount received on or before the Closing Date;

(iv)           any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or

(v)             any election under Section 108(i) of the Code.

(o)             No Stockholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)             The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)             The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)              There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local, or foreign Law).

(s)             All individuals classified by the Company as independent contractors are properly classified as such for applicable Tax purposes.

(t)              The Company is not subject to, or required to register for, any value added Taxes.

(u)             The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(v)             All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Forms TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of, the Company have been timely filed and all such forms were true, correct, and complete when filed.

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(w)           The Company has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of the Company is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors or employees, nonrefunded over payments, credits, unused gift certificates, or unused prepaid accounts.

(x)             The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and has not been requested to do so.

Section 3.18      Books and Records. The minute books and stock record books of the Company have been made available to the Parent, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board, and any committees of the Company Board, and no meeting, or action taken by written consent, of any such stockholders, Company Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.19      Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Stockholder.

Section 3.20      Affiliate Agreements. None of the Stockholders or any of their respective Affiliates or any officer, director, or equivalent of the Company or any of his or her Affiliates or any individual in such officer’s, director’s, or equivalent person’s immediate family: (a) owns any interest in any property or assets owned, leased, or used by the Company, (b) has a material interest in any customer or supplier of the Company or any provider of products or services to the Company, or (c) is a party to any Contract or other arrangement with the Company (each, an “Affiliate Agreement”), other than salaries, expense reimbursement, and employee benefits in respect of employment in the ordinary course of business.

Section 3.21      Indebtedness. Section 3.21 of the Disclosure Schedules sets forth a true and complete list of all Indebtedness of the Company and provides (a) the name(s) of the current lender(s) and (b) the outstanding principal balance(s) and all accrued and unpaid interest as of the date hereof. As of the Closing, there will be no outstanding Indebtedness (including any pre-payment fees, exit fees, rescheduling fees, or penalties) of the Company arising from obligations created by or on behalf of the Company or any Seller prior to the Closing.

Section 3.22      Investment Representations.

(a)             Each Stockholder is acquiring the Parent Preferred Shares for his or its own account for the purpose of investment only, without any view toward sale or distribution.

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(b)             Each Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(c)             Each Stockholder has such knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in the Parent and it is able financially to bear the risks thereof.

(d)             Each Stockholder understands that (i) the Parent Preferred Shares have not been registered under the Securities Act or qualified under any state securities or blue sky laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and the qualification requirements of the various state securities or blue sky laws and, therefore, cannot be resold unless they are registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, (ii) even if the Parent Preferred Shares are subsequently registered under the Securities Act and qualified under state securities or blue sky laws, or exemptions from such registration and qualification requirements are available, the amount or percentage of the Parent Preferred Shares that may be sold or transferred may be limited by applicable federal and state laws, rules, and regulations, and (iii) no public agency has reviewed the accuracy or adequacy of any information furnished to the Stockholders and their respective Representatives in connection with the Stockholders’ respective acquisitions of the Parent Preferred Shares. The Stockholders agree that all stock certificates representing the Parent Preferred Shares shall bear the following legend (or substantially equivalent language):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

(e)             Each Stockholder acknowledges that such Stockholder has had access to such financial and other information relating to the Parent, including the Parent SEC Reports and the Parent’s other annual, quarterly, and current reports, registration statements, prospectuses, proxy statements, information statements, and other documents (including exhibits and amendments ) filed by the Parent with the Commission and other publicly available information regarding the Parent, required for such Stockholder to make an informed decision with respect to such Stockholder’s acquisition of the Parent Preferred Shares hereby and that such Stockholder has had an opportunity to discuss the Parent’s business, management, and financial affairs with the Parent’s management, and has had all of such Stockholder’s questions regarding the Parent or the Parent Preferred Shares answered to such Stockholder’s satisfaction. Each Stockholder acknowledges that he or it should carefully review the risk factors set forth in the Parent SEC Reports.

Section 3.23      Full Disclosure. No representation or warranty by the Company and/or the Stockholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV
Representations and warranties of THE Parent and merger sub

Except as disclosed in the Parent SEC Reports, the Parent and the Merger Sub represent and warrant to the Company and the Stockholders that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01      Organization and Authority. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Parent and the Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Parent and the Merger Sub of this Agreement and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent and the Merger Sub are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for the Required Parent Shareholder Approval. This Agreement has been duly executed and delivered by the Parent and the Merger Sub, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Parent and the Merger Sub enforceable against the Parent and the Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02      No Conflicts; Consents. The execution, delivery, and performance by the Parent and the Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent or the Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or the Merger Sub; or (c) except for the consent of the Parent’s lender, require the consent, notice, or other action by any Person under any Contract to which the Parent or the Merger Sub is a party. No consent, approval, Permit, Governmental Order, or declaration of, filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or the Merger Sub in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the filing of the Certificate of Designation with the Secretary of State of the State of Minnesota, and (iii) such other consents, approvals, authorizations, orders, registrations, filings, or qualifications that shall have been obtained or made on or prior to the Closing Date as may be required by the securities or blue sky laws of the various states and the Securities Act in connection with the issuance of the Parent Preferred Shares.

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Section 4.03      No Prior Merger Sub Operations. The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04      Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Merger Sub.

Section 4.05      Sufficiency of Funds. At the Closing, the Parent will have sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement.

Section 4.06      Legal Proceedings. There are no Actions pending or, to the Parent’s knowledge, threatened against or by the Parent or any Affiliate of the Parent that (a) has had or would reasonably be expected to have a Parent Material Adverse Effect or (b) challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07      SEC Reports.

(a)             The Parent (i) has timely filed or furnished all reports, registration statements, proxy statements, prospectuses, and other materials, together with any amendments required to be made with respect thereto, that it was required to file with or furnish to the Commission pursuant to the Securities Act or the Exchange Act since January 3, 2015, and all such reports, registration statements, proxy statements, prospectuses, other materials, and amendments have complied in all material respects with all legal requirements relating thereto, and (ii) has paid all fees and assessments due and payable in connection therewith, except where the failure to make such timely filing, be in such compliance, or make such payment would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b)             An accurate and complete copy of each final registration statement, prospectus, report, schedule, and definitive proxy statement filed with or furnished to the SEC by the Parent pursuant to the Securities Act or the Exchange Act since January 3, 2015 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No Parent SEC Report, at the time filed, furnished, or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

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Section 4.08      Capitalization. The Parent has the authorized capitalization as set forth in the Parent SEC Reports, and all of the issued and outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. Upon issuance pursuant to the terms hereof, the Parent Preferred Shares shall be validly issued, fully paid, non-assessable, and outstanding and will not have been issued in violation of or subject to any preemptive or similar rights. Upon conversion of the Parent Preferred Shares in accordance with the Certificate of Designation into Parent Common Stock and subject to obtaining the Required Parent Shareholder Approval, the shares of Parent Common Stock issued upon such conversion will be duly authorized and validly issued, fully paid, non-assessable, and outstanding and will not have been issued in violation of or subject to any preemptive or similar rights. No approval from the holders of outstanding shares of Parent Common Stock is required in connection with the Parent’s issuance of the Parent Preferred Shares to the Sellers or the consummation of the transactions contemplated pursuant to this Agreement except for the Required Parent Shareholder Approval.

Section 4.09      Financial Statements.

(a)             The financial statements of the Parent and its subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity, and consolidated financial position of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Parent and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Anton & Chia, LLP has not resigned (or informed the Parent that indicated it intends to resign) or been dismissed as independent public accountants of the Parent as a result of or in connection with any disagreements with the Parent on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b)             Neither the Parent nor any of its subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Parent and its subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Parent and its subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2017 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since April 1, 2017, or otherwise disclosed in any Parent SEC Report filed since such Quarterly Report on Form 10-Q, or (iii) in connection with this Agreement and the transactions contemplated hereby.

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Section 4.10      Permits; Compliance with Applicable Laws. The Parent and each of its subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights, and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such Permit or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, a Parent Material Adverse Effect and, to the knowledge of the Parent, no suspension or cancellation of any such necessary Permit has, prior to the date hereof, been threatened in writing. The Parent and each of its subsidiaries are in compliance in all material respects with all applicable Laws relating to the Parent or any of its subsidiaries, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.11      Absence of Material Adverse Effect. Since January 1, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V
Covenants

Section 5.01      Conduct of Business Prior to the Closing.

(a)             Conduct of Business of the Company. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(i)              preserve and maintain all of its Permits;

(ii)            pay all of its debts, Taxes, and other obligations when due;

(iii)          maintain the properties and assets owned, operated, or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)           continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

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(v)             defend and protect its properties and assets from infringement or usurpation;

(vi)           perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(vii)         maintain its books and records in accordance with past practice;

(viii)       comply in all material respects with all applicable Laws; and

(ix)           not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

(b)             Conduct of Business of the Parent. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), the Parent shall not amend the Parent’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of the Parent Preferred Shares relative to the holders of Parent Common Stock.

Section 5.02      Access to Information. From the date hereof until the Closing, the Company shall (a) afford the Parent and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, business plans, Contracts, and other documents and data related to the Company; (b) furnish the Parent and its Representatives with such financial, operating, intellectual property, and other data and information related to the Company as the Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with the Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by the Parent or other information received by the Parent shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller in this Agreement.

Section 5.03      No Solicitation of Other Bids.

(a)             The Company and the Stockholders shall not, and shall not authorize or permit any of their respective Affiliates or Representatives, directly or indirectly, to (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and the Stockholders shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (B) the sale, lease, exchange, or other disposition of any portion of the Company’s properties or assets.

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(b)             In addition to the other obligations under this Section 5.03, the Company and the Stockholders shall promptly (and in any event within three Business Days after receipt thereof by the Company, any Seller, or any of their respective Representatives) advise the Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)             The Company and the Stockholders agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04      Notice of Certain Events.

(a)             From the date hereof until the Closing, the Company shall promptly notify the Parent in writing of:

(i)              any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company and/or the Stockholders hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)             The Parent’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company and/or the Stockholders in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

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Section 5.05      [Intentionally Omitted].

Section 5.06      Confidentiality. From and after the Closing, the Stockholders shall, and shall cause their respective Affiliates to, hold, and shall use their respective reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Stockholders can show that such information (a) is generally available to and known by the public through no fault of any Stockholder, any of his or its Affiliates, or their respective Representatives or (b) is lawfully acquired by any Stockholder, any of his or its Affiliates, or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Stockholder or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the applicable Stockholder shall promptly notify the Parent in writing and shall disclose only that portion of such information that the applicable Stockholder is advised by his or its counsel in writing is legally required to be disclosed; provided, that such Stockholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07      Non-competition; Non-solicitation.

(a)             For a period of five years commencing on the Closing Date (the “Restricted Period”), the Stockholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person (other than the Company) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Stockholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent or more of any class of securities of such Person.

(b)             During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent any Stockholder or any of his or its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or the Parent or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)             During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

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(d)             The Stockholders acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to the Parent, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Stockholder of any such obligations, the Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)             The Stockholders acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of the Parent and constitute a material inducement to the Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08      Governmental Approvals and Consents.

(a)             Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its or his Affiliates and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its or his obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its or his Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)             The Company, the Stockholders, and the Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c)             Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

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(i)              respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii)            avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(d)             If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Stockholders shall, subsequent to the Closing, cooperate with the Parent and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, the Stockholders shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Stockholders provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)             All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another and consider in good faith the views of one another in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(f)              Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, the Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of the Parent, the Company, or any of their respective Affiliates; (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel); (iii) commence or defend any litigation; (iv) any limitation on, or changes or restrictions in, the operations of any assets, businesses, or interests of the Parent’s or any of its Affiliate’s businesses; or (v) any material modification or waiver of the terms and conditions of this Agreement, including any waiver any of the conditions set forth in Article VII.

Section 5.09      Directors’ and Officers’ Indemnification and Insurance.

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(a)             The Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)             For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend, and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c)             As promptly as practicable following the Closing, the Stockholders shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with coverage, amount, terms, and conditions that are reasonably satisfactory to the Parent (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Stockholders shall bear the cost of the D&O Tail Policy. During the term of the D&O Tail Policy, the Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that none of the Parent, the Surviving Corporation, or any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)             The obligations of the Parent and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

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(e)             In the event the Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10      Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

Section 5.11      Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12      Affiliate Agreements. Prior to the Closing, the Company shall terminate all Affiliate Agreements with respect to which there could be further or continuing liability or obligation on the part of the Parent or any of its Affiliates (including, after the Closing, the Company) without any further or continuing liability on the part of the Parent or any of its Affiliates (including, after the Closing, the Company).

Section 5.13      Audited Financial Statements. The Stockholders acknowledge that the Parent, within 71 days of Closing, may be required under applicable Law to provide certain audited financial statements covering the Company and any predecessor business thereof, as the Parent may determine to be required under the Commission’s rules and regulations, in accordance with its periodic reporting obligations under the Exchange Act (collectively the “Audited Financials”). With respect to the foregoing, the Stockholders agree that they shall afford to the Parent, its Affiliates, and their respective Representatives, at the Parent’s expense, during normal business hours, reasonable access to the books, records, and other data of the Stockholders, and use reasonable best efforts to cause the Company’s accountants to make available all of their work papers, that in each case include or relate to the Company or any predecessor business thereof, and, to the extent permitted by such accountants, the Parent and its independent registered public accounting firm shall have the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the Parent or any of its Affiliates to prepare, complete, and file such Audited Financials at the expense of the Parent.

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Section 5.14      Funding Obligations. The Parent agrees as follows: (a) subject to having obtained the consent of the Parent’s lender, as of the Effective Time or as promptly as commercially practicable thereafter, the Parent shall provide funding to the Company in an amount not less than $1,500,000, which shall be used by the Company in accordance with the Company’s business plan approved in writing by the Parent (as it may be amended by the Chief Executive Officer of the Company from time to time in his business judgment and subject to his fiduciary duties to the Company and the Parent and the direction and approval of the Company Board and the Parent Board, the “Company Business Plan”) and (b) the Parent shall provide additional funding to the Company in an amount not less than $1,500,000, which shall be used by the Company in accordance with the Company Business Plan, as promptly as commercially practicable after, and subject to, the Company achieving (i) $100,000 in subscription revenues in any one-month period during the 12-month period from and after the Closing Date or (ii) $1,000,000 in total revenues during the 12-month period from and after the Closing Date, in each case with such revenues, if accrued and not collected, (A) having arisen from bona fide transactions entered into by the Company in the ordinary course of business, (B) constituting only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, (C) net of allowance for doubtful accounts, and (D) collectible in full within 90 days after billing.

Section 5.15      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or the Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16      Reservation of Parent Shares. The Parent shall reserve a sufficient number of shares of Series A Preferred Stock to fulfill its obligations under this Agreement. Parent shall reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under the Certificate of Designation upon the conversion of the Parent Preferred Shares into Parent Common Stock in accordance with the Certificate of Designation.

Section 5.17      Required Parent Shareholder Approval.

(a)             The Parent Board has adopted resolutions unanimously recommending that the holders of Parent Common Stock vote in favor of approval of the Series A Preferred Convertible Terms (the “Parent Board Recommendation”). The Parent Board may at any time prior to obtaining the Required Parent Shareholder Approval withdraw, modify, or change the Parent Board Recommendation (a “Parent Adverse Recommendation Change”) in the event that the Parent Board determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, or changing the Parent Board Recommendation is necessary to comply with its fiduciary duties under applicable Law (which withdrawal, modification, or change shall not constitute a breach by the Parent of this Agreement). The Parent shall provide written notice to the Company promptly upon the Parent taking any action referenced in the foregoing proviso.

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(b)             The Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Shareholders Meeting as soon as reasonably practicable after the Closing, and, in connection therewith, the Parent shall transmit the Parent Proxy Statement to the holders of Parent Common Stock in advance of such meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.17(a), the Parent Proxy Statement shall include the Parent Board Recommendation. Subject to Section 5.17(a), the Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Series A Preferred Convertible Terms and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. The Parent shall not submit, or solicit, initiate, or knowingly take any action to facilitate or encourage any Person to submit, any other proposals for approval prior to the Parent Shareholders Meeting without the prior written consent of the Company. Once the Parent Shareholders Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of the Company (other than: (A) in order to obtain a quorum of its shareholders or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Parent Proxy Statement for compliance with applicable Law or stock exchange requirements). If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of the Parent to submit the approval of the Series A Preferred Convertible Terms to the holders of Parent Common Stock at the Parent Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

(c)             Notwithstanding anything to the contrary elsewhere in this Agreement or in the Certificate of Designation, each Stockholder acknowledges and understands that the shares of Series A Preferred Stock (including the Parent Preferred Shares) shall not be convertible into shares of Parent Common Stock pursuant to the Series A Preferred Convertible Terms unless and until the Required Parent Shareholder Approval has been obtained. Each Stockholder covenants and agrees that, (i) at the Parent Shareholders Meeting (or any adjournment, postponement, or continuation thereof) or in any other circumstances other than a duly called meeting of the shareholders of Parent upon which a vote, consent, or other approval (including by written consent) with respect to the Series A Preferred Convertible Terms is sought, such Stockholder shall abstain from being present for purposes of a quorum and from voting, in person or by proxy, any Parent Preferred Shares owned of record or beneficially by such Stockholder on the proposal to approve the Series A Preferred Convertible Terms and (ii) such Stockholder, until such time as the Parent Shareholder Approval has been obtained, if ever, shall abstain from voting, in person or by proxy, any Parent Preferred Shares held by such Stockholder on any proposal submitted to the holders of Parent Common Stock for their approval. Each Stockholder agrees not to enter into any agreement or commitment with any Person, the effect of which would be inconsistent with or otherwise violate such Stockholder’s covenants set forth in this Section 5.17(c).

ARTICLE VI
Tax matters

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Section 6.01      Taxes. All Taxes on or with respect to the Company that are attributable to any Pre-Closing Tax Period shall be for the sole account, jointly and severally, of the Stockholders. All Taxes on or with respect to the Company that are attributable to any Post-Closing Tax Period shall be for the sole account of the Parent.

Section 6.02      Certain Tax Covenants.

(a)             Without the prior written consent of the Parent, prior to the Closing, the Company, its Representatives, and the Stockholders shall not make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that the Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives, or the Stockholders. The Stockholders shall, severally and jointly, indemnify and hold harmless the Parent against any such Tax or reduction of any Tax asset.

(b)             All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Stockholders when due. The Stockholders shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Parent shall cooperate with respect thereto as necessary).

Section 6.03      Termination of Existing Tax Indemnity, Tax Sharing, and Tax Allocation Agreements. Any and all existing, whether written or not, Tax indemnity agreements, Tax sharing agreements, Tax allocation agreements, and any similar agreement binding upon the Company shall be terminated as of the Closing Date and all payments thereunder settled immediately prior to the Closing Date with no payments permitted to be made thereunder on and after the Closing Date. After the Closing Date, neither the Company nor the Parent, nor any of the Parent’s Affiliates and their respective Representatives (other than the Stockholders), shall have any further rights or liabilities thereunder.

Section 6.04      Tax Returns.

(a)             The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

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(b)             The Stockholders’ Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period (other than the Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method (unless required by Law) and shall be submitted by the Stockholders’ Representative to the Parent (together with schedules, statements, and, to the extent requested by the Parent, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Parent objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify the Stockholders’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Parent and the Stockholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Parent and the Stockholders’ Representative are unable to reach such agreement within 10 days after receipt by the Stockholders’ Representative of such notice, the disputed items shall be resolved by an independent public accountant mutually agreed upon by the Parent and the Stockholders’ Representative (the “Independent Accountant”) and any determination by the Independent Accountant shall be binding, final, and non-appealable. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Stockholders’ Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by the Parent and the Stockholders. The preparation and filing of any Tax Return of the Company, other than the Tax Returns specifically identified in the first sentence of this Section 6.04(b), shall be exclusively within the control of the Parent.

Section 6.05      Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)             in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and

(b)             in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06      Cooperation and Exchange of Information. The Stockholders’ Representative and the Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities. Each of the Stockholders and the Parent shall retain all Tax Returns, schedules and work papers, records, and other documents in his or its possession relating to Tax matters of the Company or Taxes of the Stockholders related to the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its or his possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholders or the Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.07      Tax Indemnities.

(a)             The Stockholders shall, jointly and severally, be responsible for and shall indemnify and hold the Company, the Parent, the Surviving Corporation, and each other Parent Indemnitee harmless against (i) any and all Taxes imposed on or payable by the Company for any Pre-Closing Tax Period; (ii) any and all Taxes attributable to the Pre-Closing Tax Period for which the Company is held liable under Treasury Regulation Section 1.1502-6; (iii) any and all Taxes of any Person other than the Company imposed on the Company as a transferee, indemnitor, or successor, by contract, pursuant to any Tax law, or otherwise which Taxes relate solely to an event or transaction occurring or relating to the Pre-Closing Tax Period or the agreements referenced in Section 6.03; (iv) any and all Losses incurred or sustained by, or imposed upon, any Parent Indemnitee based upon, arising out of, with respect to, or by reason of any breach or inaccuracy of any of the representations set forth in Section 3.17; and (v) any and all costs and expenses incurred by any Parent Indemnitee in connection with any and all Actions regarding any Taxes for which any Stockholder is required to reimburse the Parent Indemnitees pursuant to this Section 6.07.

(b)             Payment of any amount due under this Section 6.07 shall be made within 10 days following the Stockholders’ Representative receipt of written notice from the Company or the Parent regarding the same.

(c)             Except for Section 8.06, Section 8.07, Section 8.08, Section 8.09, and Section 8.10, this Section 6.07 shall be the sole provision governing indemnities for Taxes and the breach or inaccuracy of any of the representations set forth in Section 3.17.

Section 6.08      Control of Audit or Tax Litigation. The Parent will control any and all Actions regarding any Taxes for which any Stockholder is required to indemnify the Parent, the Company, or any other Parent Indemnitee pursuant to Section 6.07. The Parent will (and will cause its Affiliates to) permit the Stockholders’ Representative to review and comment on any documents in connection with such Action and will take any reasonable comments into consideration before filing any document. If the Stockholders’ Representative or any Stockholder is subject to or receives notice of an audit of any Stockholder or other Action against any Stockholder relating to Taxes and such audit or other Action would reasonably be expected to (a) have an adverse effect on the Parent, the Surviving Corporation, or the Surviving Corporation’s assets or (b) subject the Parent or the Surviving Corporation to any liability, in each case as a result of such audit or other Action, then the Stockholders’ Representative will promptly notify the Parent of the same in writing upon receipt of such notice or upon becoming aware of such audit or other Action and will keep the Parent timely apprised of any developments in any such audit or litigation.

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Section 6.09      Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.17 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.10      Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
Conditions to closing

Section 7.01      Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)             Other than the representations and warranties of the Company and/or the Stockholders contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, and Section 3.19, the representations and warranties of the Company and/or the Stockholders contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and/or the Stockholders contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, and Section 3.19 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)             The Company and the Stockholders shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Company and the Stockholders shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)             No Action shall have been commenced against the Parent, the Merger Sub, the Company, or any Stockholder that would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(d)             All approvals, consents, and waivers that are required to be listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Parent at or prior to the Closing.

(e)             From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f)              The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)             The Employment Agreement shall have been executed by Gregg Sullivan and a true and complete copy thereof shall have been delivered to the Parent.

Section 7.02      Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)             Other than the representations and warranties of the Parent and the Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of the Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Parent and the Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)             The Parent and the Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Parent and the Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c)             No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)             From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect.

(e)             The Parent Board shall have authorized and approved (i) the issuance of the Parent Preferred Shares to the Stockholders and (ii) the issuance of the shares of Parent Common Stock issuable upon conversion of the Parent Preferred Shares pursuant to the Series A Preferred Convertible Terms.

(f)              The Certificate of Designation shall have been filed and accepted for filing with the Secretary of State of the State of Minnesota and evidence thereof shall have been delivered to the Company.

(g)             The Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

(h)             The Parent Board shall have taken such action to duly appoint Gregg Sullivan to the Board of Directors of the Surviving Corporation, effective as of the Closing or as promptly as practicable thereafter.

ARTICLE VIII
Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.17 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.12, Section 3.19, Section 4.01, and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI, which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02      Indemnification By the Stockholders. Subject to the other terms and conditions of this ARTICLE VIII, the Stockholders, jointly and severally, shall indemnify and defend each of the Parent and its Affiliates (including the Company and the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to, or by reason of:

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(a)             any inaccuracy in or breach of any of the representations or warranties of the Company and/or the Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.17, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)             any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Company or any Stockholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to ARTICLE VI); or

(c)             any claim made by any Person relating to such Person’s rights with respect to the calculations and determinations set forth on the Closing Payment Certificate, including any Company Transaction Expenses or Closing Indebtedness Amount to the extent not paid or satisfied by the Company at or prior to the Closing.

Section 8.03      Indemnification By the Parent. Subject to the other terms and conditions of this ARTICLE VIII, the Parent shall indemnify and defend each Stockholder and its or his Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)             any inaccuracy in or breach of any of the representations or warranties of the Parent and the Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parent or the Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)             any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Parent or the Merger Sub pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04      Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)             The Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $92,500 (the “Basket”), in which event the Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Stockholders shall be liable pursuant to Section 8.02(a) shall not exceed $1,850,000 (the “Cap”).

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(b)             The Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event the Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)             Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of fraud or any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.12, Section 3.19, Section 4.01, and Section 4.04.

(d)             For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty and the amount of any Losses incurred or suffered in connection with such breach or inaccuracy shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05      Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)             Third-party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that, if the Indemnifying Party is any Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, and defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-party Claim. The Stockholders and the Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-party Claim, including making available records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-party Claim.

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(b)             Settlement of Third-party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-party Claim, the Indemnifying Party may settle the Third-party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c)             Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)             Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including any such claim in respect of a breach of the representations and warranties in Section 3.17 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06      Payments.

(a)             Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day-period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made at a rate per annum equal to the lesser of 10% or the highest rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)             Any Losses payable by any Stockholder to a Parent Indemnitee pursuant to ARTICLE VI and/or this ARTICLE VIII shall be satisfied in cash or other assets of the Stockholder, which, at the option of the Parent Indemnitee, may, but need not, include such Stockholder’s Parent Preferred Shares and/or any shares of Parent Common Stock issued to such Stockholder upon conversion of Parent Preferred Shares pursuant to the Series A Preferred Convertible Terms, with the fair market value thereof to be determined by the Parent Board.

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Section 8.07      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08      Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be.

Section 8.09      Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.10      No Circular Recovery. Each Stockholder hereby agrees that he or it will not make any claim for indemnification against the Parent, the Company, or the Surviving Corporation by reason of the fact that such Stockholder was a Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract, or otherwise) with respect to any claim brought by a Parent Indemnitee against any Stockholder relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Parent Indemnitee against any Stockholder relating to this Agreement or any of the transactions contemplated hereby, each Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts such Stockholder is liable for pursuant to the indemnification provisions set forth in ARTICLE VI or this ARTICLE VIII.

ARTICLE IX
Termination

Section 9.01      Termination. This Agreement may be terminated at any time prior to the Closing:

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(a)             by the mutual written consent of the Company and the Parent;

(b)             by the Parent by written notice to the Company if:

(i)              neither the Parent nor the Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Company and/or the Stockholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by the Company or the Stockholders within 10 days of the Company’s receipt of written notice of such breach from the Parent; or

(ii)            any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2017, unless such failure shall be due to the failure of the Parent to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c)             by the Company by written notice to the Parent if:

(i)              the Company and the Stockholders are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Parent or the Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by the Parent or the Merger Sub within 10 days of the Parent’s receipt of written notice of such breach from the Company; or

(ii)            any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2017, unless such failure shall be due to the failure of the Company or the Stockholders to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it or them prior to the Closing; or

(d)             by the Parent or the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02      Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)             as set forth in Section 5.06, ARTICLE IX, and ARTICLE X; and

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(b)             that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	If to the Parent:

Appliance Recycling Centers of America, Inc.

175 Jackson Avenue North

Suite 102

Minneapolis, Minnesota 55343

Attn: Tony Isaac, Chief Executive Officer

E-mail: tisaac@arcainc.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

600 Anton Boulevard

Suite 900

Costa Mesa, California 92626

Attn: Randolf W. Katz, Esq.

E-mail: rwkatz@bakerlaw.com

(b)	If to the Company:

GeoTraq Inc. 325 E. Warm Springs Road, Suite 102 Las Vegas, Nevada 89119 Attn: Gregg Sullivan E-mail: gsullivan@geotraq.com

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with a copy (which shall not constitute notice) to: The Doney Law Firm 4955 S. Durango Drive, Suite 165 Las Vegas, Nevada 89113 Attn: Scott Doney, Esq. E-mail: scott@doneylawfirm.com

(c)	If to the Stockholders or the Stockholders’ Representative:

Gregg Sulliva

309 Highland Mesa Court

Las Vegas, Nevada 89144

E-mail: gsullivan@geotraq.com

with a copy (which shall not constitute notice) to:

The Doney Law Firm

4955 S. Durango Drive, Suite 165

Las Vegas, Nevada 89113

Attn: Scott Doney, Esq.

E-mail: scott@doneylawfirm.com

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, Disclosure Schedules hereto and delivered concurrently herewith, and the Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06   Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.07, and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)             ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS, COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13   Stockholders’ Representative. By executing this Agreement, each Stockholder hereby irrevocably authorizes and appoints the Stockholders’ Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholders’ Representative pursuant to this Agreement. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and the Parent relating to the defense, payment, or

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settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding, and conclusive upon each such Stockholder. No Stockholder shall have the right to object to, dissent from, protest, or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, and shall not be terminated by any act of any one or Stockholders, or by operation of Law, whether by death or other event.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have, as of the date first written above, (i) executed this Agreement or (ii) caused this Agreement to be executed by their respective officers thereunto duly authorized, as applicable.

THE PARENT:

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By: /s/ Tony Isaac

Tony Isaac, Chief Executive Officer

THE COMPANY:

GEOTRAQ INC.

By: /s/ Gregg Sullivan

Gregg Sullivan, Chief Executive Officer

THE MERGER SUB:

APPLIANCE RECYCLING ACQUISITION CORP.

By: /s/ Tony Isaac

Tony Isaac, Chief Executive Officer

THE STOCKHOLDERS:

/s/ Gregg Sullivan Gregg Sullivan /s/ Juan Yunis Juan Yunis ISAAC CAPITAL GROUP LLC By: /s/ Jon Isaac Jon Isaac, CEO/Manager

Signature Page 1 of 2 to Agreement and Plan of Merger

/s/ Gregg Sullivan Gregg Sullivan /s/ Juan Yunis Juan Yunis ISAAC CAPITAL GROUP LLC By: /s/ Jon Isaac Jon Isaac, CEO/Manager THE STOCKHOLDERS’ REPRESENTATIVE: /s/ Gregg Sullivan Gregg Sullivan

Signature Page 2 of 2 to Agreement and Plan of Merger

EXHIBIT A

Form of Certificate of Designation

(attached)

______________________________________________

CERTIFICATE OF DESIGNATION

OF

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

Pursuant to Section 302A.401 of the

Minnesota Statutes

______________________________________________

Pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(b), Appliance Recycling Centers of America, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Company”),

DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to Section 302A.401 of the Minnesota Statutes, the Board of Directors, at a meeting duly noticed and held on July 20, 2017, duly adopted a resolution providing for the designation of a series of preferred stock, to be known as the Company’s Series A Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of Appliance Recycling Centers of America, Inc. (the “Company”), by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, no par value per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series A Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of Two Hundred Eighty-eight Thousand Five Hundred Eighty-eight (288,588) shares; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designation”):

Section 1.       DESIGNATION OF SERIES. The authorized number of shares of Series A Convertible Preferred Stock shall initially consist of Two Hundred Eighty-eight Thousand Five Hundred Eighty-eight (288,588) shares.

EXHIBIT A – Page 1 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

Section 2.       DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)    “Business Day” means a day in which a majority of the banks in the State of Minnesota in the United States of America are open for business.

(b)   “Common Stock” means the Company’s no par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c)    “Conversion Date” shall mean the date on which a share or shares of the Series A Convertible Preferred Stock is converted pursuant to this Certificate of Designation.

(d)   “Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(e)    “Holder” shall mean the person or entity in which the Series A Convertible Preferred Stock is registered on the books of the Company, which shall initially be the person or entity that subscribes for the Series A Convertible Preferred Stock, and shall thereafter be the permitted and legal assigns of which the Company is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to the Company.

(f)    “Holders” shall mean all Holders of the Series A Convertible Preferred Stock.

(g)   “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Convertible Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(h)   “Original Issue Date” shall mean the date upon which the shares of Series A Convertible Preferred Stock are first issued.

EXHIBIT A – Page 2 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(i)     “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(j)     “Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

Section 3.       DIVIDENDS.

(a)       The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Convertible Preferred Stock pursuant to this Section 3. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, as declared by the Board of Directors and out of funds legally available for the purpose, a dividend in the aggregate amount of one (1) dollar, regardless of the number of then-issued and outstanding shares of Series A Convertible Preferred Stock. The remaining dividends allocated by the Board of Directors shall be distributed in an equal amount per share to the holders of outstanding Common Stock and Series A Convertible Preferred Stock (on an as-if-converted to Common Stock basis pursuant to the Conversion Ratio as defined below).

(b)       To the fullest extent permitted by the Minnesota Statutes, the Company shall be expressly permitted, but not required, to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

Section 4.       NO LIQUIDATION PREFERENCE. Immediately prior to the occurrence of any liquidation, dissolution or winding up of the Company, whether voluntary of involuntary, all shares of Series A Convertible Preferred Stock shall automatically convert into shares of Common Stock based upon the then-applicable Conversion Ratio and shall participate in the liquidation proceeds in the same manner as other shares of Common Stock.

Section 5.       CONVERSION. The Series A Convertible Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

(a)       Conversion. The “Conversion Ratio” per share of the Series A Convertible Preferred Stock in connection with any Conversion shall be at a ratio of 1:100, meaning every (1) one share of Series A Convertible Preferred Stock, if and when converted into Common Stock, shall convert into 100 shares of Common Stock (the “Conversion”). Each Holder shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation, or as restricted below), to convert any or all of such Holder’s shares of Series A Convertible Preferred Stock into shares of Common Stock at the Conversion Ratio. Notwithstanding anything to the contrary herein, the Holders may not effectuate any Conversion and the Company may not issue any shares of Common Stock in connection therewith that would trigger any NASDAQ requirement to obtain shareholder approval prior to a Conversion or any issuance of shares of Common Stock in connection therewith that would be in excess of that number of shares of Common Stock equivalent to 19.9% of the number of shares of Common Stock as of the date hereof; provided, however, that the Holders may effectuate any Conversion and the Company shall be obligated to issue shares of Common Stock in connection therewith that would not trigger such a requirement. This restriction shall be of no further force or effect upon the approval of the shareholders in compliance with NASDAQ’s shareholder voting requirements. Notwithstanding anything to the contrary contained herein, the Holders may not effectuate any Conversion and the Company shall not issue any shares of Common Stock in connection therewith until the later of (x) February 28, 2019, or (y) sixty-one (61) days following the date on which the shareholders of the Company shall have approved the voting, Conversion, and other potential rights of the holders of Series A Convertible Preferred Stock otherwise set forth in this Certificate of Designation in accordance with the relevant NASDAQ requirements.

EXHIBIT A – Page 3 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(b)       Taxes. The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series A Convertible Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c)       Stock Dividends, Splits, and Reclassifications. If the Company shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Ratio shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)       Fractional Shares. If any Conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(e)       Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

EXHIBIT A – Page 4 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(f)       Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock have been converted.

Section 6.       VOTING. The Holder of each share of Series A Convertible Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, and (b) 100. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Company’s common stock in any given voting matter exceeding the total aggregate number of shares that this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Convertible Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law. Notwithstanding anything to the contrary herein, the Holders of shares of Series A Convertible Preferred Stock may not engage in any vote where the voting power would trigger any NASDAQ requirement to obtain shareholder approval; provided, however, the Holders shall have the right to vote that portion of their voting power that would not trigger such a requirement. This restriction shall lapse upon the requisite approval of the shareholders in compliance with NASDAQ’s shareholder voting requirements in effect at the time of such approval.

Section 7.       REDEMPTION. The Series A Convertible Preferred Stock shall have no redemption rights.

Section 8.       PROTECTIVE PROVISIONS. In addition to any other rights provided by law, at any time any shares of Series A Convertible Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company’s Board of Directors or indirectly initiated by the Company’s Board of Directors through judicial action or process, including any action by the shareholders of the Company’s Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative approval of a majority of the Holders.

(a)    Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

EXHIBIT A – Page 5 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(b)   Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the Common Stock or Preferred Stock;

(c)    Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock; or

(d)   Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation;

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series A Convertible Preferred Stock.

Section 9.       PREEMPTIVE RIGHTS. Holders of Series A Convertible Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

Section 10.      REPORTS. The Company shall mail to all holders of Series A Convertible Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

Section 11.      NOTICES. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Certificate of Designation to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

Section 12.      MISCELLANEOUS.

(a)       The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)       Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

EXHIBIT A – Page 6 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

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(c)       The Company will provide to the Holders of the Series A Convertible Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d)       Except as may otherwise be required by law, the shares of the Series A Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e)       Shares of the Series A Convertible Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

(f)       Notwithstanding the above terms and conditions of this Certificate of Designation and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Convertible Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g)       With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its sole director this 18th day of August, 2017.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:
Tony Isaac – Chief Executive Officer

EXHIBIT A – Page 7 of 7

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

EXHIBIT B

Form of Closing Payment Certificate

(attached)

GEOTRAQ INC.

Closing Payment Certificate

August 18, 2017

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of August 18, 2017 (the “Merger Agreement”), by and among Appliance Recycling Centers of America, Inc., a Minnesota corporation (the “Parent”), Appliance Recycling Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), GeoTraq Inc., a Nevada corporation (the “Company”), the Stockholders (as defined in the Merger Agreement), and the Stockholders’ Representative (as defined in the Merger Agreement). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Pursuant to Section 2.03(a)(vii) of the Merger Agreement, the Company and the Stockholders hereby certify to the Parent and the Merger Sub as follows:

1.               The Closing Indebtedness Amount is $0.00 / none.

2.               The amount of Company Transaction Expenses unpaid as of immediately prior to the Effective Time is $0.00 / none.

3.               The number of issued and outstanding Company Shares held by each Stockholder, each Stockholder’s Pro Rata Share of the Merger Consideration (as a percentage interest) and the Parent Preferred Shares, the respective amounts of the Earnest Money Deposit Amount paid the Stockholders prior to the date hereof, and the respective initial principal amounts payable to the Stockholders under the Promissory Notes are as follows:

Stockholder	Company Shares	Merger Consideration	Parent Preferred Shares	Earnest Money Deposit Amount	Principal Amount of Promissory Note
Gregg Sullivan	20	20%	57,718	$100,000	$100,000
Juan Yunis	65	65%	187,582	$25,000	$625,000
Isaac Capital Group LLC	15	15%	43,288	$75,000	$75,000

[Signature page follows.]

B-1

IN WITNESS WHEREOF, this Closing Payment Certificate has been executed by the undersigned as of the date first set forth above.

THE COMPANY:

GEOTRAQ INC.

By: ___________________
Gregg Sullivan, CEO

THE STOCKHOLDERS:

Gregg Sullivan

_______________________
Juan Yunis

ISAAC CAPITAL GROUP LLC

By: ______________________
Jon Isaac, CEO/Manager

[Signature Page to Closing Payment Certificate]

B-2

EXHIBIT C

Form of Employment Agreement

(attached)

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of August 18, 2017 (the “Effective Date”), by and between GeoTraq Inc., a Nevada corporation (the “Company”), and Gregg Sullivan (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to ensure the Company of the services of the Executive, to provide for compensation and other benefits to be paid and provided by the Company to the Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith; and

WHEREAS, certain capitalized terms used herein are defined in Section 9 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Employment Position, Duties, and Place.

(a)             During the Term, the Executive shall serve as the “Chief Executive Officer” of the Company and shall devote substantially all of his business time and best reasonable efforts to his employment and perform diligently such duties as are customarily performed by comparable chief executive officers of companies that are at a similar development, operational, and/or growth stage as the Company, together with such other duties as may be reasonably assigned from time to time by the Board of the Directors of the Company (the “Board”), the Board of Directors of the Parent, or the Chief Executive Officer of the Parent, which duties shall be consistent with the Executive’s position as set forth above. The Executive shall report directly to the Board, the Board of Directors of the Parent, and the Chief Executive Officer of the Parent. The Executive shall, if requested by the Chief Executive Officer of the Parent, also serve as a member of the Board for no additional compensation.

(b)             During the Term, the Executive shall not, directly or indirectly, without the prior written consent of the Parent, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other Person, whether for compensation or otherwise; provided, however, that, so long as it does not interfere with the Executive’s full-time employment hereunder, and so long as the Executive provides prior written notice thereof to the Parent, the Executive may attend to passive outside investments and serve as a director, trustee, or officer of, or otherwise participate in any similar capacity in educational, welfare, social, religious, civic, or trade organizations.

(c)             The principal place of the Executive’s employment shall be the Company’s principal executive office, currently located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119; provided that, from time to time, the Executive may be required to travel on Company business during the Term.

2.                  Term. The term of employment covered by this Agreement shall begin on the Effective Date and shall continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5. This Agreement may be extended, upon the same terms and conditions, for successive periods of one year, if at least 90 days’ prior to the expiration of the then-applicable initial or renewal Term, both parties provide written notice to the other party of his/its intention to extend the term of this Agreement. The period during which the Executive is employed by the Company hereunder is referred to as the “Term.”

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3.                  Compensation.

(a)             Annual Base Salary. The Company shall pay the Executive an annual rate of base salary of $240,000.00 (the “Base Salary”), payable monthly in arrears at the rate of $20,000 per month; provided, however, that a portion of the monthly payment of the Base Salary shall be deferred as follows (such deferred payments, collectively, the “Deferred Salary”) and paid in accordance with Section 3(b) (subject to Section 5(a)):

(i)              $10,000 (i.e., 50%) of each monthly payment of the Base Salary shall be deferred until such time, if any, as the Company achieves either of the following (as applicable, the “Initial Milestone”) and the monthly amount of the Deferred Salary is reduced pursuant to Section 3(a)(ii) below: (A) $100,000 in subscription revenues in any calendar month during the Term or (B) $1,000,000 in total revenues during any 12-month period during the Term;

(ii)            following such time, if any, as the Company achieves the Initial Milestone, the monthly amount of the Deferred Salary shall be reduced as follows: (A) $8,000 (i.e., 40%) of the monthly payment of the Base Salary shall be deferred for each of the three months of the first fiscal quarter following the achievement of the Initial Threshold, (B) $6,000 (i.e., 30%) of the monthly payment of the Base Salary shall be deferred for each of the three months of the second fiscal quarter following the achievement of the Initial Threshold, (C) $4,000 (i.e., 20%) of the monthly payment of the Base Salary shall be deferred for each of the three months of the third fiscal quarter following the achievement of the Initial Threshold, and (D) $2,000 (i.e., 10%) of the monthly payment of the Base Salary shall be deferred for each month following such third fiscal quarter until such time, if any, as the Company achieves $5,000,000 in total revenues during any 12-month period during the Term (the “Second Milestone”);1 and

(iii)          for each monthly payment of the Base Salary commencing with the first month of the first fiscal quarter following the Company having achieved the Second Milestone, if any, no portion of the monthly salary payment of the Base Salary shall be deferred.

(b)             Payment of Deferred Salary. The Deferred Salary shall become due and payable, in installments as set forth in this Section 3(b), at such time, if any, as the Company (i) achieves $10,000,000 in total revenues during any 12-month period during the Term or (ii) the Company has operated on a cash flow positive basis, after payment of all operating and administrative expenses and as reasonably determined by the Parent’s Board, for a period of three consecutive calendar months (the “Payment Milestone”). In the event that the Company achieves the Payment Milestone, the accrued amount of the Deferred Salary shall be paid out of excess cash flow (after payment of all operating and administrative expenses) on a pro rata basis over the twelve months following the month-end at which the Company achieved the Payment Milestone.

(c)             Revenues. For purposes of determining whether the Company has achieved the Initial Milestone, the Second Milestone, or the Payment Milestone, as applicable, all revenues referred to in Section 3(a) and/or Section 3(b), if accrued and not collected, shall (A) have arisen from bona fide transactions entered into by the Company in the ordinary course of business, (B) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, (C) be net of allowance for doubtful accounts, and (D) be collectible in full within 90 days after billing.

_______________

1 By way of example, if the Initial Milestone is achieved in February 2018, the monthly amount of the Deferred Salary would be as follows: (i) $10,000 for March 2018, (ii) $8,000 for each of April, May, and June 2018, (iii) $6,000 for each of July, August, and September 2018, (iv) $4,000 for each of October, November, and December 2018, and (v) $2,000 for January 2019 and each month thereafter until the first month of the first fiscal quarter following the Company having achieved the Second Milestone.

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(d)             Bonus. For each complete calendar year during the Term, the Executive may be eligible to earn an annual bonus (the “Annual Bonus”) based upon the achievement of annual Company performance goals established by the Board and the Chief Executive Officer of the Parent in their sole and absolute discretion. The Annual Bonus, if any, will be paid after the end of the applicable calendar year at such time as determined by the Parent in its discretion.

4.                  Benefits; Vacation; Paid Time-Off; Business Expenses.

(a)             Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Parent and to the extent the Parent provides similar benefits or perquisites (or both) to similarly situated executives of the Parent or its subsidiaries.

(b)             Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Parent, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Parent reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(c)             Vacation; Paid Time-Off. During the Term, the Executive shall be entitled to two weeks of paid vacation per calendar year (prorated for partial years) in accordance with the Parent’s vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Parent’s policies for executive officers of the Parent or its subsidiaries, as such policies may exist from time to time.

(d)             Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Parent’s expense reimbursement policies and procedures.

5.                  Termination.

(a)             Termination for Cause; Termination Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. In the event of such termination, the Executive shall forfeit any and all right, title, and interest in and to any and all accrued and unpaid Deferred Salary and, instead, shall be entitled to receive the following (collectively, the “Accrued Amounts”):

(i)              any accrued but unpaid Base Salary (excluding any and all accrued and unpaid Deferred Salary) and accrued but unused vacation, which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures, unless a different date shall be required by applicable law;

(ii)            any earned but unpaid Annual Bonus, which shall be paid on the applicable payment date;

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(iii)          reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Parent’s expense reimbursement policy; and

(iv)           such employee benefits, if any, to which the Executive may be entitled under the Parent’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company or the Chief Executive Officer of the Parent delivers to the Executive a copy of a resolution duly adopted by a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in the definition of “Cause” in Section 9. Except for a failure, breach, or refusal that, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company or the Chief Executive Officer of the Parent within which to cure any acts constituting Cause.

(b)             Termination Without Cause or for Good Reason. The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive (i) any and all accrued and unpaid Deferred Salary (payable (A) on a pro rata basis over the twelve months following the month during which the Termination Date occurs if the Company has not achieved the Payment Milestone prior to such termination or (B) in accordance with Section 3(b) if the Company has achieved the Payment Milestone prior to such termination) and (ii) the Accrued Amounts (payable as set forth in Section 5(a)). The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company and the Parent of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 65 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(c)             Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive (i) subject to the Company having achieved the Payment Milestone prior to such termination, any and all accrued and unpaid Deferred Salary (payable in accordance with Section 3(b)) and (ii) the Accrued Amounts (payable as set forth in Section 5(a)). Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner that is consistent with federal and state law.

(d)             Expiration of the Term. The Executive’s employment hereunder shall terminate upon the expiration of the then-applicable initial or renewal Term unless the term of this Agreement has been extended in accordance with the provisions of Section 2. In the event of such termination, the Executive shall be entitled to receive (i) subject to the Company having achieved the Payment Milestone prior to such termination, any and all accrued and unpaid Deferred Salary (payable in accordance with Section 3(b)) and (ii) the Accrued Amounts (payable as set forth in Section 5(a)).

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(e)             Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination pursuant to Section 5(c) on account of the Executive’s death or pursuant to Section 5(d)) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 18. The Notice of Termination shall specify:

(i)              the termination provision of this Agreement relied upon;

(ii)            to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii)          the applicable Termination Date.

(f)              Resale Restrictions and Effect of Termination on the Parent Shares.

(i)              Resale Restrictions. Subject to Section 5(f)(ii), the Executive agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge, or otherwise transfer or dispose of any Parent Shares (or any interest in any Parent Shares) (the foregoing restrictions, the “Resale Restrictions”) before the third (3rd) anniversary of the Effective Date (the “Resale Restrictions Period”).

(ii)            Effect of Termination on the Parent Shares. Notwithstanding anything to the contrary in Section 5(f)(i), in the event the Executive’s employment hereunder is terminated during the Resale Restrictions Period:

(A)           by the Executive without Good Reason or by the Company for Cause within three years after the Effective Date, then (1) one-half of the Parent Shares shall automatically be deemed to have been returned the Parent’s treasury for cancellation effective as of the Termination Date and (2) the remaining Parent Shares shall be subject to the Resale Restrictions for a period ending on the one-year anniversary of the Termination Date; or

(B)           by the Executive for Good Reason or by the Company without Cause, then the Parent Shares shall be subject to the Resale Restrictions for a period ending the earlier of the one-year anniversary of the Termination Date and the date of the expiration of the Resale Restrictions Period.

(iii)          Legend. The Parent and its transfer agent are hereby authorized to decline to make any transfer of Parent Shares if such transfer would constitute a violation or breach of this Agreement. Any attempted transfer by the Executive in breach of this Agreement shall be null and void. The Executive acknowledges and agrees that stock certificates issued to the Executive for the Parent Shares shall bear the following restrictive legend:

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT, OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN EMPLOYMENT AGREEMENT BETWEEN THE SHAREHOLDER AND THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION.

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(g)             Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its Affiliates, as well as any other employment or consultancy relationships with the Company or any of its Affiliates.

(h)             Exit Obligations. Upon the termination of the Executive’s employment, the Executive (or, in the event of the Executive’s death, the personal representative of his estate) shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including, without limitation, those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s (or his estate’s) possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s (or his estate’s) possession or control.

(i)              Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason (except in the event of the Executive’s death), to the extent reasonably requested by the Board or the Chief Executive Officer of the Parent, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

6.               Confidential Information.

(a)             Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer/subscriber base, generating customer/subscriber and potential customer/subscriber lists, training its employees, and improving its offerings in the industry in which it conducts its business. The Executive understands and acknowledges that, as a result of these efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(b)             Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not, directly or indirectly, to disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior approval of the Board or the Chief Executive Officer of the Parent in each instance (and, then, such disclosure shall be made only within the limits and to the extent of such duties or approval); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior approval of the Board or the Chief Executive Officer of the Parent in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or approval). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Parent.

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(c)             Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i)              The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)           is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)           is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)            If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)           files any document containing trade secrets under seal; and

(B)           does not disclose trade secrets, except pursuant to court order.

(d)             Duration. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.                  Restrictive Covenants.

(a)             Acknowledgement. The Executive acknowledges and agrees that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive acknowledges and agrees that the services he provides to the Company are unique, special, or extraordinary, that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges and agrees that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further acknowledges that (i) the amount of his compensation reflects, in part, his obligations and the Company’s rights under Sections 6 and 7; (ii) he has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 6 and 7 or the Company’s enforcement thereof.

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(b)             Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive and because of the transactions contemplated by the Merger Agreement, the Executive agrees and covenants not to engage in Restricted Activity within the Restricted Area during the Restriction Period. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)             Non-Solicitation of Employees. The Executive agrees and covenants that he will not, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or Affiliate thereof during the Restriction Period.

(d)             Non-Solicitation of Customers/Subscribers. The Executive understands and acknowledges that because of the Executive’s experience and relationship with the Company, he will have access to and learn about much or all of the Company’s customer/subscriber information. The Executive understands and acknowledges that loss of customer/subscriber relationships and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the Restriction Period, that he will not, directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers/subscribers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(e)             Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish, or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, any Affiliate thereof, or any of their respective businesses, or any of the Company’s employees, officers, and existing and prospective customers/subscribers, suppliers, and other associated third parties. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

(f)              Non-Waiver. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Parent.

(g)             Remedies. In the event of a breach or threatened breach by the Executive of Section 6 or 7, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

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8.               Proprietary Rights.

(a)             Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to United States and foreign (i) patents, patent disclosures, and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto, and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)             Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)             Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to cooperate reasonably with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product, as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world and (ii) maintain, protect, and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

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9.                  Definitions. When used herein, the following terms shall have the following meanings:

(a)             “Affiliate” means any Person controlling, under common control with, or controlled by the Parent.

(b)             “Cause” means:

(i)              the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)            the Executive’s willful failure to comply with any valid and legal directive of the Board or the Chief Executive Officer of the Parent;

(iii)          the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iv)           the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)             the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its Affiliates;

(vi)           the Executive’s willful unauthorized disclosure of Confidential Information;

(vii)         the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)       any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Term, if such failure causes material reputational or financial harm to the Company or its Affiliates.

(c)             “Confidential Information” means, without limitation, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating to the Company, its Affiliates, the respective businesses of the Company or its Affiliates, or any existing or prospective customer/subscriber, supplier, investor, or other associated third party of the Company, and information of any other Person that has been entrusted to the Company in confidence. The Executive understands that the foregoing definition is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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(d)             “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365)-day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity that is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Board cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Board cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing by such physician shall be final and conclusive for all purposes of this Agreement.

(e)             “Good Reason” means the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

(i)              a reduction in the Executive’s Base Salary;

(ii)            any material breach by the Company of any material provision of this Agreement;

(iii)          the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(iv)           a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(f)              “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 17, 2017, by and among the Parent, the Merger Sub named therein, the Company, the Executive, in his capacity as a stockholder of the Company, the other stockholders of the Company, and the Stockholders’ Representative named therein.

(g)             “Parent” means Appliance Recycling Centers of America, Inc., a Minnesota corporation and the sole stockholder of the Company.

(h)             “Parent Common Stock” has the meaning set forth in the Merger Agreement.

(i)              “Parent Preferred Shares” has the meaning set forth in the Merger Agreement.

(j)              “Parent Shares” means the Parent Preferred Shares issued to the Executive pursuant to the Merger Agreement and all shares of Parent Common Stock issuable or issued upon conversion of such Parent Preferred Shares.

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(k)             “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

(l)              “Restricted Activity” means any activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company. Restricted Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

(m)           “Restricted Area” means each area of each state and territory of the United States of America.

(n)             “Restriction Period” means the period commencing on the Effective Date of this Agreement and ending on the date that is the first (1st) anniversary of the Termination Date.

(o)             “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(p)             “Termination Date” means:

(i)              if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii)            if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii)          if the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(iv)           if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered to the Executive;

(v)             if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered to the Company; or

(vi)           if the Executive’s employment hereunder terminates pursuant to Section 2, the date of expiration of the then-applicable initial or renewal Term.

10.            Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a federal court of the United States of America or a court of the State of Nevada, in each case located in the City of Las Vegas, County of Clark. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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11.            Entire Agreement. Unless specifically provided herein and without limiting the Merger Agreement, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

12.            Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive, the Company, and the Parent. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13.            Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14.            Captions. Captions and headings of the sections and subsections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or subsection. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

15.            Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.            Section 409A.

(a)             General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b)             Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)             Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)              the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)            any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)          any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17.            Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

18.            Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

GeoTraq Inc.

c/o Appliance Recycling Centers of America, Inc.

175 Jackson Avenue North

Suite 102

Minneapolis, Minnesota 55343

Attn: Tony Isaac, Chief Executive Officer

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If to the Executive:

Gregg Sullivan

309 Highland Mesa Court

Las Vegas, Nevada 89144

19.            Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20.            Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21.            Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

C-15

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

GEOTRAQ INC.

By:
Tony Isaac, Secretary

EXECUTIVE:

Gregg Sullivan

Acknowledged and agreed to by the Parent:

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:

Tony Isaac, Chief Executive Officer

[Signature Page to Employment Agreement]

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EXHIBIT D

Form of Promissory Note

PROMISSORY NOTE

$___,___.00	August 18, 2017
Las Vegas, Nevada

This Promissory Note (this “Note”) is being delivered pursuant to that certain Agreement and Plan of Merger, dated as of August 18, 2017 (the “Merger Agreement”), by and among Appliance Recycling Centers of America, Inc., a Minnesota corporation (the “Parent”), Appliance Recycling Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), GeoTraq Inc., a Nevada corporation (the “Company”), the Stockholders (as defined in the Merger Agreement), including the Holder (as defined below), and the Stockholders’ Representative (as defined in the Merger Agreement), pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of the Parent, on the terms set forth in the Merger Agreement. Terms used but not defined in this Note shall have the meanings ascribed to them in the Merger Agreement.

1.               Principal and Interest; Maturity; Payments.

(a)             Principal and Interest. The Parent, for value received, hereby promises to pay to the order of ______________ (the “Holder”) (i) the aggregate principal amount of this Note and (ii) interest on the unpaid principal balance from time to time outstanding under this Note, from the date hereof until the principal balance is paid in full, at the rate equal to the annual Short-Term Applicable Federal Rate of 1.29%, as announced by the U.S. Internal Revenue Service in Revenue Ruling 2017-15 for the month of August 2017, compounded annually based on a 365-day year and the actual number of days elapsed.

(b)             Maturity and Payments . The principal amount of this Note, together with accrued and unpaid interest thereon, shall be due and payable on August 17, 2018. Principal and interest under this Note shall be payable in U.S. dollars to the Holder by wire transfer in immediately available funds to an account designated by the Holder in writing. If any payment on this Note is due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time will be taken into account in calculating the amount of interest payable under this Note.

2.               Default.

(a)             Events of Default. The occurrence of either of the following shall constitute an “Event of Default” under this Note: (i) the Parent fails to pay when due any payment under this Note or (ii) the Parent (A) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (B) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; or (C) makes a general assignment for the benefit of its creditors or institutes a proceeding, or has an involuntary proceeding instituted against it, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar Law affecting creditors’ rights that is not dismissed within 120 days thereafter.

(b)             Remedies. Upon the occurrence of an Event of Default hereunder and following the expiration of any cure period set forth in Section 2(a)(iii)(C), the Holder may (i) by written notice to the Parent, declare the entire unpaid principal balance of this Note immediately due and payable or (ii) exercise any rights and remedies available to him under applicable Law.

D-1

3.               Miscellaneous.

(a)             Governing Law; Jurisdiction; Jury. This Note has been delivered in and shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or based upon this Note may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the City of Las Vegas, County of Clark. Each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS NOTE.

(b)             Electronic Signature. Any signature delivered by electronic means (facsimile or email/pdf, etc.) shall be binding to the same extent as an original signature page with regard to this Note or any amendments thereof, subject to the terms thereof.

(c)             Time Is of the Essence. Time is of the essence regarding payments due under this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, a duly authorized representative of the Parent has duly executed and delivered this Note as of the date first written above.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By: ____________________________
Tony Isaac, Chief Executive Officer

Signature Page to Promissory Note (Sullivan)

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EXHIBIT E

Directors and Officers of the Surviving Corporation

Directors:

Gregg Sullivan

Tony Isaac

Jon Isaac

Officers:

Chief Executive Officer	Gregg Sullivan
Secretary	Tony Isaac
Treasurer	Tony Isaac